Exhibit 99

Pall Corporation Board Elects Dennis N. Longstreet as New Independent Director

East Hills, NY (July 19, 2006) – Pall Corporation (NYSE: PLL) announced the election of Dennis Longstreet to the Company's Board of Directors on July 18, 2006. Mr. Longstreet will be a nominee for re-election on the Company's proxy for the annual meeting of shareholders in November.

Eric Krasnoff, Chairman and CEO of Pall Corporation, said, "We are very pleased to welcome Dennis to our Board. We will tap his extensive managerial and operating experience as we continue to strengthen our Company."

Mr. Longstreet, 60, was a Company Group Chairman for Johnson & Johnson’s Medical Devices from 1998 until his retirement in late 2005, culminating a 36-year career with Johnson & Johnson in increasingly senior operational and sales management roles. During his tenure as Company Group Chairman, Mr. Longstreet oversaw several major acquisitions and technology licenses, re-energized the global Ethicon business, and delivered five consecutive years of double-digit sales and income growth for J&J Medical Devices and Diagnostics in Latin America. He served as a member of the J&J Medical Device & Diagnostics Operating Committee from 1998 to 2005 and as Worldwide Franchise Chairman of the Ethicon Endo-Surgery and Indigo business from 1998 to 2000.

Prior to that, Mr. Longstreet was Chairman of the Johnson & Johnson Health Care Systems, Inc. (1995 – 1998), a major supplier of J&J services and products to US managed healthcare companies and hospitals. Previously, he was the founding President of Ortho Biotech Inc. (1986 – 1995), developing and implementing the strategy to move J&J into the biotechnology pharmaceutical business. Prior to that, he served as Vice President, Corporate Development for Ortho Pharmaceutical Corporation after progressing through several sales management roles of increasing responsibility. Mr. Longstreet began his J&J career as a Sales Representative in 1969.

Mr. Longstreet is Chairman of the AdvaMed Industry Foundation and the past Chairman of the AdvaMed Industry Association Board (2002 – 2004). He is a member of the Board of Trustees of Rider University and Board of Governors of Muhlenberg Regional Medical Center, Plainfield, New Jersey. He holds a BS degree in Marketing from Rider University.

About Pall Corporation:

Pall Corporation is the global leader in the rapidly growing field of filtration, separations and purification. Pall's business is organized around two broad markets: Life Sciences and Industrial. The Company provides leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, semiconductor, water purification, aerospace and broad industrial markets. Total revenues for fiscal 2005 were $1.9 billion. The Company headquarters is in East Hills, New York with extensive operations throughout the world. Visit Pall at www.pall.com.

Contact: Patricia Iannucci Pall Corporation Tel: (516) 801-9848 Email: piannucci@pall.com

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